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                                                                    EXHIBIT 15.1



               LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We are aware that our report dated October 19, 1999, on our review of interim condensed consolidated financial information of Hypercom Corporation (the "Company") for the three month period ended September 30, 1999 and 1998, and included in the Company's quarterly report on Form 10-Q for the quarters then ended, is incorporated by reference in the Company's registration statements on Form S-8 (Registration Nos. 333-40457, 333-40459, 333-40461 and 333-40333).
Pursuant to Rule 436(c), under the Securities Act of 1933, this report should not be considered part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


/s/ PricewaterhouseCoopers LLP


Phoenix, Arizona
November 8, 1999